Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Expiration of Rights Agreement

NILES, IL, September 16, 2019 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced the Rights Agreement dated September 15, 1999 between Perma-Pipe International Holdings, Inc. and Harris Trust and Savings Bank as Rights Agent (succeeded by Continental Stock Transfer and Trust Company as Rights Agent) (the “Rights Agreement”) expired on September 15, 2019 in accordance with its terms and is of no further force or effect. The Company’s Board of Directors determined not to renew the Rights Agreement based on the negative perception of non-stockholder approved stockholder rights plans by Institutional Shareholder Services and certain of the Company’s institutional stockholders.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.